Exhibit 10.2


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of the 9th day of May, 2007 by and between Victor K. Kurylak, residing at 26 Meadow Lane, Lebanon, New Jersey 08833 (hereinafter referred to as the "Employee") and First Montauk Financial Corp., a New Jersey corporation with principal offices Parkway 109, Red Bank, New Jersey 07701 (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company, through its wholly owned subsidiary First Montauk Securities Corp ("FMSC"), is engaged in the investment banking and general securities business as a registered broker-dealer; and

                  WHEREAS, the Company has employed the Employee since before February 2005 pursuant to an Employment Agreement dated as of February 1, 2005 and desires to continue to employ the Employee in a modified capacity as more fully described herein; and

                  WHEREAS, the Employee desires to continue to be employed by the Company, pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements, and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee;

                  NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1. Accrued Compensation. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, (iii) vacation pay, and (iv) bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2. Cause. Cause shall mean: (i) willful disobedience by the Employee of a material and lawful instruction of the Board of Directors of the Company; (ii) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by the Employee of any material provision of this Agreement; (iv) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; (v) excessive absences from work, other than for illness or Disability; or (vi) unsatisfactory performance of duties; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), (iv), (v) and (vi) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3. Continuation Benefits. Continuation Benefits shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to the later of (i) one year from the Termination Date or (ii) the Expiration Date (as hereinafter defined) (the "Continuation Period") at the Company's expense on behalf of the Employee and his dependents. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or such other similar law, the Company's employee benefit plans, programs or practices following the Employee's termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.4. Disability. Disability shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days.

1.5. Termination for Good Reason. Termination for Good Reason shall mean the Employee's termination of his employment with the Company within six months following the initial existence of one or more of the following conditions that arise without the Employee's consent:

(i) A diminution in the Employee's base salary.

(ii) A material diminution in the Employee's authority, duties or responsibilities.

(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report.

(iv) A material diminution in the budget over which the Employee retains authority.

(v) A material change in the geographic location at which the Employee must perform his duties.

(vi) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

                  The Employee shall provide notice to the Company of the existence of the condition described above in this Section 1.5 within 90 days of the initial existence of the condition, and upon its receipt of such notice, the Company shall have a period of 30 days during which it may remedy the condition before the Employee shall be entitled to serve a Notice of Termination on the Company.

1.6. Notice of Termination. Notice of Termination shall mean a written notice from the Company or the Employee, of termination of the Employee's employment which indicates the provision in this Agreement relied upon, if any. A Notice of Termination served by the Company shall specify the effective date of termination.

1.7. Termination Date. Termination Date shall mean (i) in the case of the Employee's death, his date of death; (ii) in the case of the expiration of the Term (as hereinafter defined), the last day of the Term; and (iii) in all other cases, the date specified in the Notice of Termination.

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



1.8. Severance Benefit. Severance Benefit shall mean (i) the amount of Three Hundred Thousand Dollars ($300,000), which shall be paid in a lump sum payment as provided in Section 9.4 hereof (the "Severance Payment"), and (ii) the Continuation Benefits described in clauses (i) and (ii) of Section 5.1 hereof, which Continuation Benefits shall continue for one (1) year following the later of (A) the Termination Date, or (B) if the Termination Date results from the Employee's Disability, the termination by the Company without Cause or the Termination for Good Reason by the Employee, the Expiration Date, all at the Company's expense (the "Insurance Benefits").

                                   ARTICLE II

                                   EMPLOYMENT

2.1. Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President of the Company and Chief Executive Officer and President of FMSC, the Company's principal subsidiary. Employee shall immediately resign from the position of Chief Executive Officer of the Company. In this modified capacity, Employee will report to the Chief Executive Officer of the Company and the Company's Board of Directors.

                                  ARTICLE III

                                     DUTIES

3.1. The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Chief Executive Officer of the Company and the Company's Board of Directors, perform such duties and functions as he may be called upon to perform by the President and Chief Executive Officer of the Company during the term of this Agreement, consistent with his position as President of the Company and Chief Executive Officer and President of FMSC.

3.2. The Employee agrees to use his best efforts in the promotion and advancement of the Company and FMSC and its welfare and business. Employee agrees to devote his primary professional time to the business of the Company and FMSC as Employee deems reasonably necessary; provided, however, that the Company acknowledges that Employee shall be entitled to pursue unrelated personal business ventures that do not materially conflict with the performance of Employee's duties to the Company and FMSC.

3.3. Employee shall be based in the Red Bank, New Jersey area, and shall undertake such occasional travel, within or without the United States as is or may be reasonably necessary in the interests of the Company and FMSC.

3.4. Licenses and Registrations. During the term of this Agreement, Employee shall maintain in good standing all required licenses and registrations required for the proper performance of his duties and functions.

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



                                   ARTICLE IV

                                  COMPENSATION

4.1. During the Term, Employee shall be compensated at the rate of $300,000 on an annualized basis (the "Base Salary"). The Base Salary shall be paid to the Employee in accordance with the Company's regular executive payroll periods.

4.2. Employee shall be entitled to receive a bonus (the "Bonus") during each year of this Agreement (inclusive of all of 2007), determined as follows: The amount to be paid as a Bonus shall be determined as of each December 31 by the Compensation Committee of the Board of Directors based upon the prior fiscal year end and shall consist of a portion of an "Executive Bonus Pool." The Executive Bonus Pool shall be equal to fifteen (15%) percent of the net pre-tax profit of the Company as determined by the Company's independent auditors, no later than 90 days following the end of the Company's fiscal year, excluding any expense deduction attributed to such Executive Bonus Pool (the "Net Pre-Tax Profit"); provided that, in the event the Net Pre-Tax Profit of the Company for any fiscal year is less than $500,000, no Executive Bonus Pool shall be established or Bonus paid by the Company to the Employee pursuant to this
Section 4.2. Such determination, for purposes of this Section 4.2 only, shall be made in accordance with generally accepted accounting principles, as modified by these resolutions. If the Termination Date occurs on a date other than December 31, then under the applicable circumstances described in Section 9.3 hereof, the Employee shall be entitled to a proportionate share of the Bonus for the fiscal year in which the Termination Date occurs, based upon a fraction, the numerator of which is the number of complete months in the applicable fiscal year prior to the Termination Date and the denominator of which is 12 (the "Pro Rata Bonus"). Notwithstanding the foregoing, if the Termination Date occurs prior to the Expiration Date as a result of the termination by the Company without Cause or the Termination for Good Reason by the Employee, the Employee shall be entitled to the Bonus for the entire fiscal year and not just the Pro Rata Bonus.

4.3. Employee shall also be entitled to receive brokerage commissions in accordance with the commission schedule in effect for other non-affiliate brokers employed by the Company.

4.4. Employee shall be eligible to purchase from the Company, at Employee's sole discretion, a portion of the securities contributed to the "Corporate Finance Bonus Pool" upon the same price, terms and conditions afforded to FMSC. The Corporate Finance Bonus Pool shall consist of up to 20% of all underwriter's warrants, placement agent warrants and/or other securities granted to FMSC, in connection with its service as an underwriter, placement agent or investment banker; provided however, such amount shall not exceed 50% of the total securities retained by FMSC after any allocations to the registered representatives and the corporate finance staff in accordance with the corporate policies in effect from time to time. The amount Employee shall be entitled to purchase shall be determined by the Compensation Committee of the Board of Directors on a transaction-by-transaction basis.

4.5. The Company shall deduct from Employee's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.

4.6. Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses and other long-term compensation plans. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.


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



                                   ARTICLE V

                                    BENEFITS

5.1. During the term hereof, the Company shall provide Employee with the following benefits (the "Benefits"): (i) group health care and insurance benefits as generally made available to the Company's senior management; (ii) such other insurance benefits obtained by the Company and made generally available to the Company's senior management; (iii) the Company shall provide the Employee with an automobile suitable for his position, equipped with a mobile telephone, or at Employee's option, an appropriate automobile allowance, and reimburse reasonable automobile expenses including insurance, repairs, maintenance, gasoline charges, mobile phone, etc. via receipted expense reports;
(iv) reimbursement, upon presentation of appropriate vouchers, for all reasonable business expenses (including fees for licenses and registrations) incurred by Employee on behalf of the Company upon presentation of suitable documentation and (v) payment of country club dues for one golf country club full family membership at Colonia Country Club or comparable club.

5.2. In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.3. For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of four (4) weeks per annum.

5.4. Employee shall have continued use of a corporate credit card to be used for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation.

                                   ARTICLE VI

                                 NON-DISCLOSURE

6.1. The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, marketing, brokerage accounts, corporate finance transactions and clients, products and services, accounting, insurance business and personnel of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee's employment with the Company (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known


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



in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement. Notwithstanding the foregoing, information concerning a customer introduced to the Company by Employee, and known to Employee other than as a consequence of his employment by the Company, shall not be deemed Propriety Information within the contemplation of this Section 6.1.

6.2. If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

                                  ARTICLE VII

                              RESTRICTIVE COVENANT

7.1. In the event of the voluntary termination of employment with the Company prior to the expiration of the Term hereof, or Employee's discharge in accordance with Article IX, or the expiration of the Term hereof without renewal, Employee agrees that he will not, for a period of one (1) year following such termination of employment, directly or indirectly, solicit brokers, or employees of the Company, or any sister or subsidiary of the Company for employment with any other entity, or (ii) solicit or accept (a) any corporate finance client of the Company or FMSC relating to a transaction, pending or proposed, involving a public offering, private placement, or merger and acquisition advisory services, (b) research project of the Company or FMSC which was under consideration or pending at the time of Employee's termination, or (c) any brokerage client of the Company, other than brokerage clients introduced to the Company by Employee, and known to Employee other than as a consequence of his employment by the Company. Notwithstanding the foregoing, in addition to any rights or remedies available to the Employee at law or in equity, all the restrictions contained in this Section 7.1 shall terminate and be of no further force or effect if the Company fails to make any of the payments it is required to make to the Employee pursuant to this Agreement.

7.2. If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.


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



                                  ARTICLE VIII

                                      TERM

8.1. This Amended and Restated Agreement shall be for a term (the "Term") commencing on May 9, 2007 (the "Commencement Date") and terminating on December 31, 2007, subject to renewal for one additional period of one year unless the Company provides written notice of its intention not to renew this Agreement at least 120 days prior to December 31, 2007 (the last day of the Term, the "Expiration Date").

                                   ARTICLE IX

                                   TERMINATION

9.1. The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

                  a. For Disability; b. For Cause; or c. Without Cause.

9.2. Employee may terminate this Agreement by giving (a) a Notice of Termination to the Company in the event of a Termination for Good Reason in accordance with
Section 1.5 hereof, or (b) a Notice of Termination in accordance with this Agreement, at any time, without good reason.

9.3. If the Employee's employment with the Company shall terminate or be terminated, the Company shall pay and/or provide to the Employee, his designated beneficiary or his estate, the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

(a) if the Employee is terminated by the Company for Cause, or the Employee terminates his employment without good reason, the Accrued Compensation;

(b) if the Employee is terminated by the Company for Disability, the Accrued Compensation, the Benefits and the Base Salary for the remainder of the Term, plus the Pro Rata Bonus and the Severance Benefit; or

(c) if termination is due to the Employee's death, the Accrued Compensation, the Pro Rata Bonus and the Severance Benefit; or

(d) if the Employee is terminated by the Company without Cause or there is a Termination for Good Reason by the Employee, the Accrued Compensation, the Benefits and the Base Salary for the remainder of the Term, plus the Bonus and the Severance Benefit; or

(e) if the termination occurs as a result of the expiration of this Agreement without renewal by the Company at the end of the Term, the Accrued Compensation, the Bonus and the Severance Benefit.

9.4. The amounts payable under this Section 9 shall be paid as follows:

(a) Accrued Compensation shall be paid within five (5) business days after the Employee's Termination Date (or earlier, if required by applicable law).

(b) If the Benefits, Continuation Benefits and/or Insurance Benefits are paid in cash, the payments shall be made on the first day of each month during the balance of the applicable period described in this Agreement (or earlier, if required by applicable law), as applicable.

(c) The Base Salary for the remainder of the Term shall be paid in accordance with the Company's regular pay periods (or earlier, if required by applicable law).

(d) The Bonus or Pro Rata Bonus shall be paid in accordance with the Company's regular practice for the payments of the Bonus (or earlier, if required by applicable law).

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



(e) The Severance Payment shall be paid in one lump sum no later than fifteen (15) business days following the Termination Date.

9.5. Notwithstanding the foregoing, in the event Employee is a member of the Board of Directors on the Termination Date, the payment of any and all compensation due hereunder, except Accrued Compensation, is expressly conditioned on Employee's resignation from the Board of Directors within five
(5) business days of the Termination Date.

9.6. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Section 1.3.

9.7. In the event the Termination Date occurs as a result of the Employee's death or if after the Termination Date, the Employee shall die prior to payment in full of all the amounts he is entitled to pursuant to this Agreement, the Company shall make all payments to the beneficiary designated by the Employee by written notice to the Company from time to time. If no such beneficiary is designated or if the designated beneficiary has predeceased the Employee, the payments shall be made pursuant to the Employee's Last Will and Testament or if there be none, the laws of intestate succession.

                                   ARTICLE X

                         TERMINATION OF PRIOR AGREEMENTS

10.1. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement. Employee expressly acknowledges that the Employment Agreements between Employee and the Company dated as of February 1, 2004 and February 1, 2005 shall be of no further force or effect, and that the Employee has fully performed all of his obligations under those Employment Agreements, and that the Employee has received all compensation and benefits under those prior Employment Agreements.

                                   ARTICLE XI

                                  STOCK OPTIONS

11.1. Employee has previously received and is fully vested in stock options to purchase 250,000 shares of the Company's Common Stock which are exercisable at $.50 per share. The terms of the award shall be deemed amended to provide that the award shall remain exercisable for the duration of their original term notwithstanding the occurrence of the Termination Date prior thereto. No further options are being granted to Employee under this Agreement. Employee shall be eligible to receive such further options as may be granted by the Board of Directors during the term hereof.

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



                                  ARTICLE XII

       REPRESENTATION; ARBITRATION AND INDEMNIFICATION; FEES AND EXPENSES

12.1. The Company represents and warrants to the Employee that this Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

12.2. Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof relating to a request to a court for immediate injunctive relief, shall be settled through final and binding arbitration before a panel of arbitrators in accordance with the rules of the National Association of Securities Dealers (the "NASD"). Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The NASD shall select the arbitrators. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

12.3. The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to (a) his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Employee's fraud, deceit or willfulness, or (b) any breach of the Company's obligations, covenants or representations in this Agreement. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee's employment with the Company and for a period of six (6) years after the date of termination of employment for any reason, including errors and omissions insurance, broker-dealer blanket bond and directors and officers liability insurance. The Company shall be responsible for the payment of any and all costs and expenses of Employee arising from an indemnifiable claim, including, but not limited to his attorney's fees. The provisions of this
Section 12.3 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

12.4. The Company shall pay all reasonable legal fees and related expenses (including the costs of arbitrators, experts, evidence and counsel) incurred by, the Employee as they become due as a result of (a) the Employee's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) in violation of this Agreement, or (b) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement.

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



                                  ARTICLE XIII

                                  SEVERABILITY

13.1. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                  ARTICLE XIV

                                     NOTICE

14.1. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

14.2. The current addresses of the parties are as follows:


                  IF TO THE COMPANY:
                                                   First Montauk Financial Corp.
                                                   Parkway 109 Office Center
                                                   328 Newman Springs Road
                                                   Red Bank, New Jersey 07701
                                                   Att: General Counsel

                                                   With a copy to:

                                                   Victor J. DiGioia, Esq.
                                                   Goldstein & DiGioia, LLP
                                                   45 Broadway
                                                   New York, NY 10006

                  IF TO THE EMPLOYEE:              Victor Kurylak
                                                   26 Meadow Lane
                                                   Lebanon, New Jersey 08833

                                                   With a copy to:

                                                   William E. Goydan, Esq.
                                                   Wolff & Samson PC
                                                   1 Boland Drive
                                                   West Orange, New Jersey 07052

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



                                   ARTICLE XV

                                     WAIVER

15.1. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                                  ARTICLE XVI

                                  GOVERNING LAW

16.1. This Agreement has been negotiated and executed in the State of New Jersey which shall govern its construction and validity.

                                  ARTICLE XVII

                                  JURISDICTION

17.1. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

                                 ARTICLE XVIII

                                ENTIRE AGREEMENT

18.1. This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

                                     FIRST MONTAUK FINANCIAL CORP.



                                     By:/s/ Barry Shapiro
                                       --------------------------------------
                                        Name: Barry Shapiro
                                        Title:  Compensation Committee Chairman


                                     By:/s/ Victor K. Kurylak
                                       --------------------------------------
                                        Name: Victor K.  Kurylak
                                        Title:  Employee


                                     By:/s/ Jeffrey J. Fahs
                                       --------------------------------------
                                        Name:  Jeffrey J. Fahs
                                        Title:  Corporate Secretary


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